EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-88842 of Ohio Legacy Corp on Form S-8 related to the Ohio Legacy Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, of our report dated March 31, 2009 appearing in the Annual Report on Form 10-K of Ohio Legacy Corp for the year ended December 31, 2008.

Crowe Horwath LLP

Cleveland, Ohio
March 31, 2009